FOR IMMEDIATE RELEASE

Contact:

Investor Relations:

Brinlea Johnson or Chris Danne

212-867-2593

brinlea@blueshirtgroup.com or chris@blueshirtgroup.com

drugstore.com Announces 2005 Revenues of Approximately $400 Million -- Net Loss Narrows by 56%

Company Targets Adjusted EBITDA Profitability for the Second Half of 2006 [1]

BELLEVUE, WA -- February 1, 2006 - drugstore.com, inc. (NASDAQ: DSCM), a leading online provider of health, beauty, vision, and pharmacy products, today announced its financial results for the fourth quarter and fiscal year ended January 1, 2006. The company reported quarterly net sales of $106.4 million, an all-time high, and fiscal year 2005 net sales of $399.4 million. Fourth quarter net sales were driven by 26% year-over-year adjusted growth [2] in the company's core over-the-counter (OTC) segment (excluding wholesale OTC [3]) and 19% year-over-year adjusted growth in its mail-order pharmacy segment.

"During the quarter, we made a number of key strategic decisions that benefited our bottom line and that we believe will position us to reach adjusted EBITDA profitability during the second half of 2006," said Dawn Lepore, chief executive officer and chairman of the board of drugstore.com, inc. "First, we are focused on making each of our orders profitable, and to that end, we have adjusted our shipping charges and refined our shipping promotions. We are also eliminating or re-pricing unprofitable SKUs. Second, we evaluated the profitability potential of our existing partnerships, which led us to terminate our lower-margin wholesale OTC business with Amazon.com and restructure our relationship with Dr. Andrew Weil. Finally, we weighed

__________________

1. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets, non-cash marketing expense and stock-based compensation, and adjusted to exclude non-cash charges for impairment of goodwill and other intangible assets and non-cash litigation settlements.

2. drugstore.com, inc. operates on a 52/53-week retail calendar year, with each quarter in a 52-week fiscal year representing a 13-week period. Fiscal year 2004 was a 53-week fiscal year, with the fourth quarter representing a 14-week period, while fiscal year 2005 was a 52-week fiscal year, with the fourth quarter representing a 13- week period. The extra week in the fourth quarter of 2004 impacts year-over-year comparisons for both the fourth quarter and full year. To make results comparable on a 52-week basis for the purpose of presenting growth rates, each fourth quarter 2004 result for which the company presents a growth rate comparison has been multiplied by the fraction of 13/14.

3. Wholesale OTC net sales are generated by the company's December 2003 agreement to provide fulfillment services to Amazon.com, Inc., which agreement was terminated effective as of November 9, 2005. A reconciliation of OTC net sales to OTC net sales excluding wholesale OTC is included in the financial data accompanying this press release.

the tangible benefits we've seen from our brand campaign against its estimated payback time and our anticipated proximity to EBITDA profitability, and decided to wind down the campaign in the first quarter of 2006."

"In the fourth quarter, we began to realize the positive impact of these and many other strategic decisions," added Ms. Lepore. "During the quarter we added a record 351,000 new customers, saw OTC net sales from repeat customers increase by 35% on a year-over-year comparable basis, and increased our overall average basket size to an all-time high of $80. Gross margin grew sequentially by 150 basis points and increased year-over-year by 120 basis points, to a solid 21.4% -- our best performance in almost two years. These improvements supported an adjusted EBITDA loss of $1.8 million (which is less than our fourth-quarter brand and personalization spend of $2.6 million) and positive cash flow from operations in the fourth quarter."

Net loss for the fourth quarter of 2005 was $4.5 million, or $0.05 per share, compared to a net loss of $5.4 million, or $0.07 per share, for the fourth quarter of 2004. Net loss for fiscal year 2005 was $20.9 million, or $0.23 per share, compared to $47.7 million, or $0.62 per share, for fiscal year 2004. Adjusted EBITDA loss (a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets, non-cash marketing expense and stock-based compensation, and adjusted to exclude non-cash charges for impairment of goodwill and other intangible assets and a non-cash litigation settlement) was $1.8 million for the fourth quarter of 2005, compared to $1.2 million for the fourth quarter of 2004. Adjusted EDITDA loss for fiscal year 2005 was $9.6 million, compared to $5.8 million for fiscal year 2004, and reflected, among other things, $5.5 million of expenses associated with the company's brand development and personalization initiatives. The company's net loss and adjusted EBITDA loss also reflect a $560,000 write-off of internally developed software in the fourth quarter.

"We continue to post double-digit growth in our core OTC and mail-order pharmacy businesses and believe we have identified a number of strong initiatives to continue to grow our sales," added Ms. Lepore. "At the same time, we are closely focusing on the profitability of each and every order and initiative, as we drive toward achieving our primary goal of long-term, sustainable profitability. We made significant progress in this area in 2005 and believe we have established a clear path to reaching adjusted EBITDA profitability for the second half of 2006."

Outlook for First Quarter and Fiscal Year 2006

For fiscal year 2006, drugstore.com, inc. is targeting a net sales range of $440.0 million to $460.0 million, a net loss range of $15.0 million to $20.0 million (reflecting stock option expense associated with the adoption of Statement of Financial Accounting Standards 123R), and an adjusted EBITDA range of $4.0 million in adjusted EBITDA loss to $1.0 million in adjusted EBITDA profit. The company is targeting adjusted EBITDA profitability for the second half of 2006 and expects to end the 2006 fiscal year with more than $35 million in cash, cash equivalents and marketable securities.

For the first quarter of 2006, drugstore.com is targeting a net sales range of $102.0 million to $107.0 million, a net loss range of $7.2 million to $8.2 million, and an adjusted EBITDA loss range of $3.5 million to $4.5 million (reflecting $1.7 million in brand campaign expenses in the first quarter).

Financial and Operational Highlights for the Fourth Quarter of 2005
(All comparisons are made with the fourth quarter of 2004. All net sales growth rates are adjusted to take into account the extra week in fiscal year 2004, unless otherwise noted.)[4]

Net Sales Highlights:

  Excluding the company's wholesale OTC business [5], OTC net sales grew by 26%, to $50.8 million. Net sales from repeat OTC customers grew by 35%.[6] Wholesale OTC net sales decreased 89% to $468,000, reflecting the termination of the company's wholesale OTC fulfillment agreement with Amazon.com, effective November 9, 2005. (Without adjustment to reflect the extra week in 2004, OTC net sales grew by 17%, net sales from repeat OTC customers grew by 25%, and wholesale net sales decreased 90%.)
  Mail-order pharmacy net sales reached an all-time quarterly high of $20.0 million, growing by 19% (10% unadjusted).
  Local pick-up pharmacy net sales were relatively flat at $23.8 million.
  Vision net sales grew to $11.3 million, a 3% increase (a 5% decrease unadjusted).
  Total order volume grew to 1.3 million orders.
  Average net sales per order were an all-time high of $80. Average net sales per order grew by 2% to $60 for OTC ($61 excluding wholesale OTC), by 7% to $151 for mail-order pharmacy, by 5% to $112 for local pick-up pharmacy, and by 3% to $83 for vision.
  Net sales from repeat customers represented 80% of net sales.

Key Customer Milestones:

  7.2 million customers have been served since inception, including 351,000 new customers in the fourth quarter.
  The number of active customers [7] grew by 10% to 2.0 million.
  The average annual spend per active customer [7] grew $10, or 6%, to $192.

Other Financial Highlights:

  Fulfillment and order processing expenses improved to 9.8% of net sales, down from 10.6%.
  Inventory turned at an annualized rate of 14 during the quarter.

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4. See Note 2.

5. See Note 3.

6. Revenue from repeat customers excludes wholesale OTC net sales and reflects only the activity of customers making purchases through web sites owned by drugstore.com, inc. and its subsidiaries.

7. Active customer base reflects those customers who have purchased at least once within the last 12 months. Both the active customer base (a trailing 12-month number) and average annual spend per active customer exclude net sales and orders associated with the company's wholesale OTC fulfillment business, and reflect only the activity of customers making purchases through Web sites owned by the company and its subsidiaries.

Conference Call

Investors, analysts, and other interested parties are invited to join the drugstore.com™ quarterly conference call on Wednesday, February 1, 2006 at 5:00 p.m. ET (2:00 p.m. PT). To participate, callers should dial 800-219-6110 (international callers should dial 303-262-2138) five minutes beforehand. Investors may also listen to the conference call live at www.drugstore.com (under Corporate Information), by clicking on the "audio" hyperlink. A replay of the call will be available through Friday, February 3, 2006 at 800-405-2236 (enter pass code 11051297) or internationally at 303-590-3000 (enter pass code 11051297) beginning two hours after completion of the call.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets, non-cash marketing expenses and stock-based compensation, and adjusted to exclude non-cash charges for impairment of goodwill and other intangible assets and a non-cash litigation settlement. This non-GAAP measure is provided to enhance the user's overall understanding of the company's current financial performance and prospects for the future. Management believes that adjusted EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company's core operating results. In addition, because drugstore.com, inc. has historically provided EBITDA measures to investors, management believes that including EBITDA measures provides consistency in the company's financial reporting. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net loss, cash flows, or other consolidated loss or cash flow data prepared in accordance with GAAP, or as a measure of the company's profitability or liquidity. Although EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to adjusted EBITDA loss.

drugstore.com, inc. also uses non-GAAP measures in which wholesale OTC sales are excluded from OTC segment sales data. These non-GAAP measures are provided to enhance the user's overall understanding of the company's financial performance in the OTC segment. Management believes that these reporting metrics provide useful information to the company and to investors by excluding certain items that may not be indicative of the company's core operating results in the OTC segment. By excluding wholesale OTC sales from OTC sales data, the company can more effectively assess the buying behavior of, and the company's financial performance with respect to, its own OTC customers (those customers making purchases through Web sites owned by drugstore.com, inc. and its subsidiaries). However, these non-GAAP measures should not be considered in isolation, or as a substitute for, or as superior to, OTC segment sales data prepared in accordance with GAAP, or as a measure of the company's overall performance in the OTC segment. OTC segment sales measures are the closest financial measures prepared by the company in accordance with GAAP in terms of comparability to OTC segment sales measures that exclude wholesale OTC sales.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ: DSCM) is a leading online provider of health, beauty, vision, and pharmacy products. The drugstore.com™ online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists, e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions.

drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations.

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as "targets," "expects," "believes," "anticipates," "intends," "may," "will," "plan," "continue," "forecast," "remains," "would," "should," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, changes in consumer spending, fluctuations in the stock market, changes affecting the Internet, online retailing and advertising, difficulties establishing our brand, including the risk that our new brand campaign may not be successful as we anticipate, and building a critical mass of customers, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, possible tax liabilities relating to the collection of sales tax, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, recent changes in senior management, risks related to systems interruptions, possible governmental regulation and the ability to manage a rapidly growing business. Additional information regarding factors that potentially could affect the business, financial condition and operating results of drugstore.com, inc. is included in the company's periodic filings with the SEC on Forms 10-K, 10-Q and 8-K. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.

DRUGSTORE.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005

Net sales	$ 106,369	$ 103,606	$ 399,430	$ 360,099

Costs and expenses:
Cost of sales	83,575	82,628	317,366	286,858
Fulfillment and order processing	10,430	11,009	39,853	39,416
Marketing and sales	9,947	6,355	32,592	24,567
Technology and content	3,545	2,839	12,768	9,483
General and administrative	2,688	4,858	14,048	16,200
Amortization of intangible assets	706	796	3,004	3,952
Stock-based compensation	337	623	1,968	1,238
Impairment of goodwill and other intangible assets	----	980	----	27,460
Total costs and expenses	111,228	110,088	421,599	409,174

Operating loss	(4,859)	(6,482)	(22,169)	(49,075)

Interest income, net	367	139	1,270	360

Loss before income taxes	(4,492)	(6,343)	(20,899)	(48,715)

Income tax benefit	----	980	----	980

Net loss	$ (4,492)	$ (5,363)	$ (20,899)	$ (47,735)

Basic and diluted net loss per share	$ (0.05)	$ (0.07)	$ (0.23)	$ (0.62)
Weighted average shares outstanding used to compute basic and diluted net loss per share	92,877,328	79,895,117	90,808,817	76,650,915

SUPPLEMENTAL INFORMATION: Gross Profit, Gross Margin, and Adjusted EBITDA Loss (See Note 1 below):
USD (in thousands), unless otherwise indicated	Three Months Ended		Twelve Months Ended
	January 1, 2006	January 2, 2005	January 1, 2006	January 2, 2005
1. Gross Profit and Gross Margin
Net sales	$ 106,369	$ 103,606	$ 399,430	$ 360,099

Cost of sales	83,575	82,628	317,366	286,858

Gross profit	$ 22,794	$ 20,978	$ 82,064	$ 73,241

Gross margin	21.4%	20.2%	20.5%	20.3%

2. Reconciliation of Net Loss to Adjusted EBITDA Loss (see Note 2 below)
(a) Reconciliation of Net Loss to Adjusted EBITDA Loss Calculated As:
USD (in thousands), unless otherwise indicated	Three Months Ended		Twelve Months Ended
	January 1, 2006	January 2, 2005	January 1, 2006	January 2, 2005

Net loss	$ (4,492)	$ (5,363)	$ (20,899)	$ (47,735)
Amortization of intangible assets	706	796	3,004	3,952
Amortization of non-cash marketing	572	573	2,290	2,291
Non-cash litigation settlement	—	17	—	492
Stock-based compensation	337	623	1,968	1,238
Impairment of goodwill and other intangible assets	—	980	—	27,460
Depreciation (see Note 2 below)	1,409	2,301	5,280	7,872
Interest income, net	(367)	(139)	(1,270)	(360)
Income tax benefit	---	(980)	---	(980)
Adjusted EBITDA loss	$ (1,835)	$ (1,192)	$ (9,627)	$ (5,770)

NOTE 1: Supplemental information related to the company's gross profit, gross margin and adjusted EBITDA loss for the three and twelve months ended January 1, 2006 and January 2, 2005, is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles.

NOTE 2: Adjusted EBITDA loss is defined as loss before interest, taxes, depreciation, and amortization of intangible assets, non-cash marketing expense and stock-based compensation, and adjusted to exclude non-cash charges for impairment of goodwill and other intangible assets and related deferred tax benefits, and a non-cash litigation settlement. Depreciation expense excluded from adjusted EBITDA loss is classified in the following financial statement line items:
	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005
Fulfillment and order processing	$ 455	$ 1,306	$ 2,288	$ 5,088
Marketing and sales	—	—	—	—
Technology and content	855	636	2,514	1,675
General and administrative	99	359	478	1,109
Depreciation	$ 1,409	$ 2,301	$ 5,280	$ 7,872

(b) Reconciliation of Forecasted Q1 2006 and FY 2006 Net Loss Range to Forecasted Q1 2006 and FY 2006 EBITDA Loss/Profit Range Calculated As:
	Three Months Ended April 2, 2006		Twelve Months Ended December 31, 2006
	Range High	Range Low	Range High	Range Low
Estimated net loss	$ (7,168)	$ (8,168)	$ (14,975)	$ (19,975)
Estimated amortization of intangible assets	531	531	2,093	2,093
Estimated amortization of non-cash marketing	572	572	2,290	2,290
Estimated stock-based compensation	1,350	1,350	5,500	5,500
Estimated depreciation	1,475	1,475	6,724	6,724
Estimated interest income, net	(260)	(260)	(632)	(632)
Estimated EBITDA profit/(loss)	$ (3,500)	$ (4,500)	$ 1,000	$ (4,000)

SUPPLEMENTAL INFORMATION: Net sales by reporting segment:

	Three Months Ended
	January 1,	October 2,	January 2,
	2006	2005	2005
Over-the-Counter (OTC)	$ 51,226	$ 41,701	$ 47,875
Mail-order pharmacy	19,994	19,249	18,104
Local pick-up pharmacy	23,834	23,363	25,739
Vision	11,315	12,283	11,888
Consolidated	$ 106,369	$ 96,596	$ 103,606

SUPPLEMENTAL INFORMATION: Reconciliation of OTC Net Sales to OTC Net Sales Excluding Wholesale OTC (see Note 3 below):
	Three Months Ended
	January 1, 2006	October 2, 2005	January 2, 2005
	(in thousands, except orders shipped and per order data)
Over-the-Counter (OTC):
Net sales	$ 51,226	$ 41,701	$ 47,875
Wholesale OTC sales	468	1,451	4,523
OTC sales, excluding wholesale OTC	50,758	40,250	43,352
OTC orders shipped	852,518	764,211	814,251
Wholesale OTC orders shipped	18,640	68,365	110,001
OTC orders shipped, excluding wholesale OTC	833,878	695,846	704,250
OTC sales per order shipped, excluding wholesale OTC	$ 61	$ 58	$ 62

NOTE 3: Supplemental information related to the company's OTC sales excluding wholesale OTC sales for the three months ended January 1, 2006, October 2, 2005 and January 2, 2005 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles. Effective November 9, 2005, we terminated our wholesale OTC fulfillment with Amazon.com, Inc. without any material obligations for either party following the termination.

DRUGSTORE.COM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	January 1, 2006	January 2, 2005 [4]
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 20,291	$ 15,491
Marketable securities	26,172	18,728
Accounts receivable, net of allowances	34,214	35,344
Inventories	23,468	19,287
Prepaid marketing expenses	2,387	2,290
Other current assets	2,583	3,027
Total current assets	109,115	94,167

Fixed assets, net	15,839	13,626
Other intangible assets, net	7,427	10,399
Goodwill, net	32,202	32,202
Prepaid marketing expenses and other	5,980	8,117
Total assets	$ 170,563	$ 158,511

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 58,177	$ 57,510
Accrued compensation	3,426	3,559
Accrued marketing expenses	3,382	2,567
Other current liabilities	1,751	1,654
Current portion of long term debt	2,029	1,158
Total current liabilities	68,765	66,448

Long-term debt, less current portion	2,685	1,807
Deferred income taxes	945	945
Other long-term liabilities	1,897	2,183

Stockholders' equity:
Common stock, $.0001 par value, stated at amounts paid in:
Authorized shares--250,000,000
Issued and outstanding shares--92,904,652 and 81,440,927 as of January 1, 2006 and January 2, 2005, respectively	835,557	807,142
Deferred stock-based compensation	(1,968)	(3,598)
Accumulated other comprehensive loss	(3)	—
Accumulated deficit	(737,315)	(716,416)
Total stockholders' equity	96,271	87,128
Total liabilities and stockholders' equity	$ 170,563	$ 158,511

NOTE 4: Certain prior year amounts have been reclassified to conform to the current year presentation.

DRUGSTORE.COM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve Months Ended
	January 1, 2006	January 2, 2005
Operating Activities:
Net loss	$ (20,899)	$ (47,735)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,280	7,872
Amortization of marketing and sales agreements	2,290	2,291
Amortization of intangible assets	3,004	3,952
Stock-based compensation	1,968	1,238
Impairment of goodwill and other intangible assets	—	27,460
Deferred income tax benefit	—	(980)
Litigation settlement	—	492
Loss on disposal of assets	674	269
Other	34	—
Changes in:
Accounts receivable	1,130	(9,117)
Inventories	(4,181)	(5,640)
Other current assets	162	(1,127)
Accounts payable, accrued expenses, and other liabilities	735	10,333
Net cash used in operating activities	(9,803)	(10,692)

Investing Activities:
Purchases of marketable securities	(37,872)	(14,731)
Sales and maturities of marketable securities	30,425	32,540
Purchase of fixed assets	(6,034)	(4,620)
Net cash provided by (used in) investing activities	(13,481)	13,189

Financing Activities:
Proceeds from exercise of stock options and employee stock purchase plan	2,091	4,915
Proceeds from private placement, net	25,952	—
Proceeds from term loan and revolving line of credit	1,662	2,000
Principal payments on capital lease and term loan obligations	(1,621)	(956)
Net cash provided by financing activities	28,084	5,959
Net increase in cash and cash equivalents	4,800	8,456
Cash and cash equivalents at beginning of period	15,491	7,035
Cash and cash equivalents at end of period	$ 20,291	$ 15,491